EXHIBIT 99.1
Appeal of Lawsuit by Former Officer Dismissed
Request for Sanctions Granted
Orlando, Florida — February 24, 2010 — GeneLink, Inc. (OTCBB: GNLK.OB), a leading consumer genomics biotech company, is pleased to report that the Superior Court of Pennsylvania has dismissed the appeal filed by the Company’s former CEO and President, John DePhillipo, and his wife (collectively, the “DePhillipos”) against the Company, its subsidiary GeneWize Life Sciences, Inc., and several of the Company’s officers, directors and advisors (collectively, the “GeneLink Parties”). The Court also awarded sanctions in favor of the GeneLink Parties against the DePhillipos and their counsel, with the amount of such sanctions to be determined in the future by the Court of Common Pleas of Pennsylvania, Philadelphia County.
The DePhillipos’ appeal arose from the May 5, 2009 Order and Opinion of the Court of Common Pleas of Pennsylvania, Philadelphia County wherein that Court dismissed the DePhillipos’ claims as unviable.
About GeneLink BioSciences, Inc.:
GeneLink Biosciences is a genomics, biotechnology, and wellness company engaged in genetic profile development, product development, business development and support services for its subsidiaries and distribution partners. GeneLink’s patented and patent pending technologies include proprietary genetic assessments and products linked to personalized health, beauty and wellness applications. For additional information, please visit www.genelinkbio.com.
About GeneWize Life Sciences, Inc.:
GeneWize is a wholly owned subsidiary of GeneLink Biosciences and is the first network sales company to focus on providing individually customized nutritional and skin care formulations based on a consumer’s personal DNA assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health. For additional information, please visit: www.genewize.com

This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GeneLink disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink Contact:	GeneLink Investor Relations Contact:
Gary Beeman, CEO	Tel: 407-772-7164
Tel: 800-558-4363	Email: IR@genelinkbio.com
Email: gbeeman@genelinkbio.com